Exhibit (b)(1)

EXECUTION VERSION

JEFFERIES FINANCE LLC

520 Madison Avenue

New York, New York 10022

CONFIDENTIAL

November 8, 2015

RT Rhombus Holdings, Inc.

c/o Rizvi Traverse

9465 Wilshire Blvd., Suite 840

Beverly Hills, CA 90212

Attn:              Ben Kohn

Project Rhombus

$15.0 Million Senior Secured Revolving Facility

$300.0 Million Senior Secured Bridge Facility

Commitment Letter

Ladies and Gentlemen:

You have advised us that RT Rhombus Holdings, Inc., a Delaware corporation (“Holdings” or “you”), intends to directly or indirectly acquire (the “Acquisition”), all of the capital stock of the entity previously identified by you to us as “Rhombus” (the “Acquired Business”) pursuant to the Acquisition Agreement (as defined in Exhibit A hereto). You have further advised Jefferies Finance LLC (“Jefferies Finance”, the “Initial Lender”, the “Commitment Party,” “we” or “us”) that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A. Capitalized terms used but not defined herein are used with the meanings assigned to them on the Exhibits attached hereto (such Exhibits, together with this letter, collectively, the “Commitment Letter”).

1.                                    Commitments

In connection with the Transactions, Jefferies Finance is pleased to inform you of its commitment to provide 100% of the Revolving Commitments and 100% of the Bridge Commitments, upon the terms expressly set forth in this Commitment Letter (including, without limitation, each of the Exhibits attached hereto, including the Summary of Terms and Conditions attached hereto as Exhibit B (the “Revolving Facility Term Sheet”) and Exhibit C (the “Bridge Facility Term Sheet”, and collectively with the Revolving Facility Term Sheet, the “Term Sheet”), and the closing and funding of the Facilities is subject solely to the specified closing conditions set forth in Section 6 below and Exhibit D hereto. Our commitments are subject to your acceptance of the engagement letter, dated the date hereof (together with any exhibits, schedules or annexes thereto, the “Engagement Letter”) between you and Jefferies LLC (“Jefferies”).

2.                                    Titles and Roles

It is agreed that:

(i)                                  Jefferies Finance will act as lead arranger and bookrunner for each of the Facilities (in such capacity, the “Lead Arranger”),

(ii)                              Jefferies Finance will act as sole administrative agent and collateral agent for the Revolving Facility (the “Revolving Facility Administrative Agent”), and

(iii)                          Jefferies Finance will act as sole administrative agent and collateral agent for the Bridge Facility (the “Bridge Facility Administrative Agent” and, together with the Revolving Facility Administrative Agent, the “Administrative Agents”).

It is further agreed that Jefferies Finance will have “left” placement on any marketing materials or other documentation used in connection with any of the Facilities and will have the rights and responsibilities customarily associated with such name placement. In addition, you hereby retain, and will cause your affiliates to retain, Jefferies to act in the capacities and in connection with the matters set forth in the Engagement Letter. The parties hereto agree that no other agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that compensation expressly contemplated by this Commitment Letter, the Fee Letter and the Engagement Letter) will be paid in connection with the Facilities unless you and we shall so agree.

3.                                    Syndication

The Lead Arranger intends to syndicate the Facilities to a group of banks, financial institutions and other lenders, reasonably acceptable to you (together with the Initial Lender, the “Lenders”); provided that, the Lead Arranger will not syndicate to (a) those persons that are direct competitors of Holdings and its subsidiaries or the Company and its subsidiaries to the extent identified by you or Rizvi Traverse and associated funds and affiliates (other than a portfolio company) (the “Sponsor”) to us by name in writing from time to time, (b) those banks, financial institutions and other persons separately identified by name by you or the Sponsor to us in writing prior to the date hereof or (c) in the case of clauses (a) or (b), any of their affiliates, other than Bona Fide Debt Funds (as defined below), that are reasonably identifiable as affiliates solely on the basis of their name (provided that the Lead Arranger and the Administrative Agents shall have no obligation to carry out due diligence in order to identify such affiliates) (it being understood that the Facilities Documentation (as defined in Exhibit D) shall (i) provide that assignments and participations to any Disqualified Institution and natural persons shall be restricted as set forth in Exhibit B and Exhibit C and (ii) contain a representation by any buyer under an assignment and assumption agreement that it qualifies as an Eligible Assignee) (such persons or entities in clause (a), (b) or (c), collectively, the “Disqualified Institutions”); provided, that the foregoing shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Loans to the extent such party was not a Disqualified Institution at the time of the applicable assignment or participation, as the case may be. For purposes of the foregoing, a “Bona Fide Debt Fund” means any debt fund affiliate of such entities mentioned in clauses (a) and (b) of the immediately preceding sentence that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course of its business and whose managers are not involved with the investment of such competitor or affiliate. Notwithstanding any other

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provision of this Commitment Letter to the contrary and notwithstanding any assignment by the Initial Lender, (a) the Initial Lender shall not be relieved or novated from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until the initial funding of the Facilities on the Closing Date, (b) no assignment or novation shall become effective with respect to all or any portion of the Initial Lender’s commitments in respect of the Facilities until the initial funding of the Facilities on the Closing Date and (c) the Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements and amendments, until the Closing Date has occurred.

The Lead Arranger intends to commence syndication efforts with respect to the Facilities promptly following your execution and delivery of this Commitment Letter and, until the earlier to occur of (a) a Successful Syndication (as defined in the Fee Letter) and (b) the date that is 60 days after the Closing Date (such period, the “Syndication Period”), you agree to assist (and to use commercially reasonable efforts to cause the Sponsor and the Company to assist) the Lead Arranger in completing a syndication reasonably satisfactory to the Lead Arranger and you. Such assistance shall include (i) using your commercially reasonable efforts to ensure that the syndication efforts benefit from your existing banking relationships and the existing lending and investment banking relationships of the Sponsor and those of the Company, (ii) direct contact between your and the Sponsor’s senior management, representatives and advisors and the proposed Lenders (and using your commercially reasonable efforts to obtain such contact between the senior management, representatives and advisors of the Company and the proposed Lenders), (iii) your and the Sponsor’s assistance (and using your commercially reasonable efforts to cause the senior management, representatives and advisors of the Company to assist) in the preparation of customary and reasonably available marketing materials to be used in connection with the syndication of the Facilities, including the Projections (as hereinafter defined), (iv) the hosting, with the Lead Arranger, of one meeting of prospective Lenders at a time and location (and additional meetings as the Lead Arranger may reasonably request, including one-on-one meetings, which may be held by conference call) to be mutually agreed (and using your commercially reasonable efforts to cause the senior management, representatives and advisors of the Company to be available for such meetings), (v) your ensuring (and, with respect to the Company and its subsidiaries, using commercially reasonable efforts to ensure) that, until the end of the Syndication Period, there shall be no other issues of debt securities or commercial bank or other credit facilities of Holdings, Borrower and their respective subsidiaries and the Company and its subsidiaries being offered, placed or arranged (other than (A) the Facilities and the Notes, (B) indebtedness permitted to remain outstanding after the Closing Date under the Acquisition Agreement, including capital leases, purchase money debt and intercompany debt, (C) foreign working capital lines, (D) letters of credit remaining outstanding, (E) deferred payments and compensation under the Acquisition Agreement and (F) other debt to be mutually agreed (“Permitted Surviving Debt”)), which could reasonably be expected to have an adverse impact on the primary syndication of the Facilities, (vi) using commercially reasonable efforts to obtain prior to the commencement of the Marketing Period (as defined in Exhibit D hereto) (provided that, it is understood and agreed that nothing in this clause (vi) shall be a condition to the commencement of the Marketing Period) (x) public corporate/family ratings for the Borrower and (y) public ratings for the Facilities and the Notes, in each case, from each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”) and

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(vii) using commercially reasonable efforts to promptly provide to us (including to use commercially reasonable efforts to cause the Company to provide to us) all reasonably available material information with respect to you, the Company and your and its subsidiaries and the Transactions as the Lead Arranger may reasonably request in connection with the syndication of the Facilities or the offering of the Notes. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, none of the foregoing, including without limitation the obtaining of the ratings referred to above nor the commencement or the completion of the syndication of the Facilities shall constitute a condition precedent to the initial extensions of credit under the applicable Facilities on the Closing Date.

Subject to the second paragraph of Section 3, the Lead Arranger, in its capacity as such, will manage, in consultation with you (and subject to your rights set forth in the second and third preceding paragraphs), all aspects of the syndication, including decisions as to the selection of institutions (other than Disqualified Institutions) to be approached and when they will be approached, when the Lenders’ commitments will be accepted, which Lenders (other than Disqualified Institutions) will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.

You acknowledge that (a) the Lead Arranger on your behalf will make available Information (as defined below), Projections and other customary offering and marketing materials and presentations, to the proposed syndicate of Lenders by posting the information package and presentation on IntraLinks, SyndTrak Online or another similar electronic system or by electronic mail and (b) certain prospective Lenders may be “public side” Lenders (i.e., Lenders that have personnel that do not wish to receive material non-public information (within the meaning of the United States Federal securities laws, “MNPI”) with respect to you, the Company, your and its subsidiaries, the respective securities of any of the foregoing or the Acquisition and who may be engaged in investment and other market-related activities with respect to such entities’ securities). At the request of the Lead Arranger, you agree to assist, and to use commercially reasonable efforts to cause the Company and its subsidiaries to assist, in the preparation of the Confidential Information Memorandum to be used in connection with the syndication of the Facilities consisting exclusively of information and documentation with respect to the Company, the Company’s securities and the Acquisition that is not material with respect to you, the Company, your or its respective affiliates, the Acquisition or any of your or their respective securities for purposes of United States Federal and state securities laws or is publicly available (or would be publicly available if the Company were a public reporting company) (all such information and documentation being “Public Lender Information” and with any information and documentation that is not Public Lender Information being referred to herein as “Private Lender Information”). It is understood that in connection with your assistance described above, customary authorization letters executed by Holdings will be included in any information package and presentation whereby you authorize the distribution of such information to prospective Lenders, containing a customary “10b-5” representation and a representation by you to the Lead Arranger that the Public Lender Information does not include MNPI about you, the Company, your or its subsidiaries or the respective securities of any of the foregoing, and will contain customary language exculpating us, our affiliates, you, the Sponsor, the Company and your and their affiliates with respect to any liability related to the use of the contents of such Public Lender Information or any marketing material by the recipients thereof in violation of applicable securities laws. You acknowledge and agree that the following documents may be

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distributed to potential Lenders wishing to receive only the Public Lender Information unless you notify us otherwise within a reasonable time prior to their intended distribution (and the Lead Arranger shall provide such documents to you for review within a reasonable period of time prior to distribution): (a) drafts and final definitive documentation with respect to the Facilities (excluding any fee letters); (b) administrative materials prepared by the Lead Arranger for prospective Lenders (such as a Lender meeting invitation, allocations and funding and closing memoranda (but excluding any projections)); and (c) notification of changes in the terms of the Facilities (other than any terms in the Fee Letter or any other fee letter). You also agree to identify that portion of any other Information (as defined below) as relating to you or the Company or your or its subsidiaries (the “Borrower Materials”) to be distributed to “public side” Lenders and that you will clearly and conspicuously mark such materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Borrower Materials “PUBLIC”, you shall be deemed to have authorized the Lead Arranger and the proposed Lenders to treat such Borrower Materials as not containing any MNPI with respect to you, the Company, your or its subsidiaries or the respective securities of any of the foregoing (it being understood that you shall not be under any obligation to mark the Information “PUBLIC”). You agree that, unless expressly identified as Public Lender Information, each document to be disseminated by the Lead Arranger (or any Administrative Agent) to any Lender in connection with the Facilities will be deemed to contain Private Lender Information.

4.                                    Information

You hereby represent and warrant that, and with respect to the Company and its subsidiaries, to your knowledge that, (a) all written information, other than the Projections (as defined below), other projections, budgets, estimates, forward looking statements and information of a general economic or industry-specific nature, concerning you or the Company or your or its subsidiaries (the “Information”), that has been or will be made available to us by you or your representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein taken as a whole, not materially misleading in light of the circumstances under which such statements are made, and (b) the Projections that have been or will be made available to us by or on behalf of you in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time prepared and at the time being furnished (it being recognized by the Commitment Party that (i) such Projections are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond your control and (ii) no assurance can be given that any particular projections will be realized, and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree that if, at any time prior to the end of the Syndication Period, you become aware that any of the representations and warranties in the preceding sentence are incorrect, when taken as a whole, in any material respect if the Information or Projections were being furnished and such representations and warranties in the first sentence of this paragraph were being made at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the Projections so that (with respect to Information and Projections relating to the Company or its subsidiaries, to your knowledge) such

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representations and warranties, as supplemented, are correct, when taken as a whole, in all material respects, under those circumstances. The accuracy of the foregoing representations and warranties, whether or not supplemented, shall not be a condition to the obligations of the Commitment Party hereunder. You understand that in arranging and syndicating the Facilities we may use and rely on the Information and the Projections without independent verification thereof, and we do not assume responsibility for the accuracy or completeness of the Information or the Projections.

5.                                    Fees.

As consideration for the commitments and agreements of the Commitment Party hereunder and under the Engagement Letter, you agree to pay or cause to be paid on the date when due and payable the nonrefundable compensation described in the separate fee and closing payments letter dated the date hereof and delivered herewith (the “Fee Letter”) by and among you and Jefferies Finance, on the terms and subject to the conditions expressly set forth therein.

6.                                    Conditions

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Engagement Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (A) the commitments of the Initial Lender hereunder and the Lead Arranger’s agreement to perform the services described herein are subject only to the conditions expressly set forth in the Revolving Facility Term Sheet under the heading “CERTAIN CONDITIONS - Initial Conditions”, in the Bridge Facility Term Sheet under the heading “CERTAIN CONDITIONS - Initial Conditions” and in Exhibit D hereto (collectively, the “Exclusive Funding Conditions”), (B) the only conditions (express or implied) to the availability of the Facilities on the Closing Date are the Exclusive Funding Conditions and (C) to the extent the Specified Acquisition Agreement Representations with respect to the Company and its subsidiaries are qualified or subject to “material adverse effect,” the definition thereof shall be “Material Adverse Effect” as defined in the Acquisition Agreement for purposes of the representation and warranties made or to be made on or as of the Closing Date.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Engagement Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations and warranties, the accuracy of which shall be a condition to availability of the Facilities on the Closing Date, shall be (i) such of the representations and warranties made by or with respect to the Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you or your applicable affiliates have the right (determined without regard to any notice requirement) to terminate your (or their) obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties in the Acquisition Agreement (the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) (the representations and warranties described in clauses (i) and (ii) being the “Closing Date Representations”), and (b) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the

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Exclusive Funding Conditions are satisfied (or waived), it being understood that, to the extent any lien search or security interest in the Collateral cannot be provided on the Closing Date (other than (w) the execution and delivery of security agreements reasonably acceptable to the Administrative Agents, (x) the pledge and perfection of Collateral with respect to which a lien may be perfected by the filing of financing statements under the Uniform Commercial Code (“UCC”), (y) the delivery of stock certificates and stock powers for such equity interests that are “certificated securities” (as defined in Article 8 of the Uniform Commercial Code) of Company and domestic subsidiaries of the Company that are part of the Collateral and (z) the delivery of completed intellectual property security agreements for intellectual property of the Borrower and each Guarantor that is registered or for which an application has been filed with the United States Patent and Trademark Office or the United States Copyright Office (other than “intent to use” trademark applications)) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection, as applicable, of any such lien search or security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities, but shall instead be provided within ninety days after the Closing Date, subject to such extensions as are reasonably agreed by the Revolving Facility Administrative Agent, pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably. “Specified Representations” means the representations in the Facilities Documentation relating to corporate or other organizational existence, organizational power and authority of the Borrower and the Guarantors (as they relate to due authorization, execution, delivery and performance of the Facilities Documentation); due authorization, execution, delivery and enforceability, in each case relating to the entering into and performance of such Facilities Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of Holdings and its restricted subsidiaries on a consolidated basis (in form and scope consistent with the Solvency Certificate attached as Annex I to Exhibit D hereto); no conflicts of the Facilities Documentation with charter documents of the Borrower or any Guarantor; Federal Reserve margin regulations; the Investment Company Act; PATRIOT Act; OFAC; FCPA; anti-laundering laws; and the creation, perfection and first priority status (with respect to the Revolving Facility) or second priority status (with respect to the Bridge Facility) of the security interests in the Collateral (subject to customary permitted liens to be agreed) and subject in all respects to the foregoing provisions of this paragraph. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”.

7.                                    Indemnification and Expenses

You agree (a) to indemnify and hold harmless the Commitment Party, its affiliates and controlling persons and the respective directors, officers, employees, partners, advisors, agents and other representatives of each of the foregoing and their respective successors (each, an “indemnified person”) from and against any and all actual losses (excluding lost profits), claims, damages, liabilities and expenses, joint or several, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter or the Fee Letter, the Transactions, the Facilities, the contemplated use of proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, the Company, your or its equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person within thirty days of written demand (together with reasonable backup documentation) for any reasonable and

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documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (but limited, in the case of legal fees and expenses, to one outside counsel to such indemnified persons taken as a whole and, in the case of an actual or potential conflict of interest, one additional counsel to the affected indemnified persons taken as a whole and, to the extent reasonably necessary, one local counsel in each relevant material jurisdiction (and in the case of a conflict of interest, one additional counsel to the affected persons taken as a whole) but no other third-party advisors without your prior written consent); provided, that the foregoing indemnity will not, as to any indemnified person, apply to (x) losses, claims, damages, liabilities or related expenses to the extent they arise from (i) the willful misconduct, bad faith or gross negligence of such indemnified person (or its Related Persons) as determined in a final, non-appealable judgment of a court of competent jurisdiction, (ii) the material breach of the Commitment Letter or the Fee Letter by such indemnified person (or its Related Persons), as determined in a final, non-appealable judgment of a court of competent jurisdiction, or (iii) any disputes solely among indemnified persons (other than any claims against the Commitment Party in its capacity as an Administrative Agent, the Lead Arranger or any similar role under the Facilities, but not any other person or entity party to any such claim or dispute) and not arising out of any act or omission of Holdings, the Borrower or the Company, or any of your or their respective subsidiaries, and (b) if the Closing Date occurs, to reimburse the Commitment Party and its affiliates for all reasonable and documented out-of-pocket expenses (including, but not limited to, reasonable and documented out-of-pocket due diligence expenses, syndication expenses, travel expenses, and reasonable and documented out-of-pocket fees, charges and disbursements of one outside counsel to the Commitment Party and to the extent reasonably necessary, one local counsel in each relevant material jurisdiction to the Commitment Party, incurred in connection with each of the Facilities and any related documentation (including this Commitment Letter, the Fee Letter and the Facilities Documentation) or the administration, amendment, modification or waiver of any of the foregoing) within 30 days of written demand (including documentation reasonably supporting in detail such request) or, to the extent of such expenses and fees outstanding as of the Closing Date, on the Closing Date to the extent written demand including documentation reasonably supporting such request is provided at least two business days prior to the Closing Date. No person or entity a party hereto nor any indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, including, without limitation, SyndTrak, Intralinks, the internet, email or similar electronic transmission systems, in each case, except to the extent any such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of this Commitment Letter or the Fee Letter by, such person or entity (or the Related Persons of such person or entity) as determined in a final, non-appealable judgment of a court of competent jurisdiction. None of the indemnified persons or you, the Sponsor, the Company or any of your or their respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Facilities or the transactions contemplated hereby; provided that nothing contained in this sentence shall limit your indemnification and reimbursement obligations to the extent expressly set forth herein. For purposes hereof, a “Related Person” of any indemnified person means (1) its affiliates and controlling persons, (2) the respective directors, officers, employees or partners of such indemnified person or any of its

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controlling person or controlled affiliates and (3) the respective advisors, agents and other representatives of such indemnified person or any of its controlling person or controlled affiliates, in the case of this clause (3) acting at the instructions of such indemnified person

You shall not be liable for any settlement of any Proceeding (or expenses related thereto) effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent, or if there is a final judgment for the plaintiff against an indemnified person in any such Proceeding, you agree to indemnify and hold harmless each indemnified person to the extent and in the manner set forth above. You shall not, without the prior written consent of an indemnified person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceeding against an indemnified person in respect of which indemnity could have been sought hereunder by such indemnified person unless (a) such settlement includes an unconditional release of such indemnified person in form and substance reasonably satisfactory to such indemnified person from all liability or claims that are the subject matter of such Proceeding and (b) such settlement does not include any statement as to any admission of fault, culpability or a failure to act by or on behalf of such indemnified person.

8.                                    Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that the Commitment Party (and its affiliates, including Jefferies) are full service securities firms and each such person may from time to time (a) effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, the Company or your or their affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter or with which you, the Sponsor, the Company or its subsidiaries may have commercial or other relationships or (b) provide debt financing, equity capital, investment banking, financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling to other companies in respect of which you may have conflicting interests. In addition, consistent with the Commitment Party’s policy to hold in confidence the affairs of its customers, the Commitment Party will not furnish information obtained from you, the Sponsor, the Company or your or their respective affiliates and representatives to any of their other clients (or to clients of their affiliates) or in connection with the performance by the Commitment Party and its affiliates of services for their other clients (or for clients of their affiliates), except to the extent permitted below. You also acknowledge that the Commitment Party and its affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we or our affiliates have advised or are advising you on other matters, (b) we, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on our part, (c) in connection therewith and with the process leading to the Transactions, the Commitment Party and its affiliates (as the case may be) are acting solely as a principal and not as agents or fiduciaries of you or any other person, (d) you

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are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (e) you have consulted legal, accounting, regulatory and tax advisors to the extent you deemed appropriate and you are not relying on the Commitment Party for such advice, (f) you have been advised that we and our affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that we and our affiliates have no obligation to disclose such interests and transactions to you and your affiliates by virtue of any fiduciary, advisory or agency relationship and (g) neither the Commitment Party nor its affiliates has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by the Commitment Party and the Borrower.

You further acknowledge and agree that you are responsible for making your own independent judgment with respect to the transactions contemplated by this Commitment Letter and the process leading thereto. You waive, to the fullest extent permitted by law, any claims you may have against the Commitment Party for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Commitment Party shall not have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

9.                                    Confidentiality

This Commitment Letter and the Fee Letter, in each case, are delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their respective terms shall be disclosed, to any other person except (a) the Sponsor and your and its respective officers, directors (or comparable persons), employees, affiliates, attorneys, accountants, agents and advisors on a confidential and “need-to-know” basis, (b) the Company and its shareholders, employees, attorneys, accountants, agents and advisors on a confidential and “need-to-know” basis (provided that any disclosure of the Fee Letter or its terms or substance to the Company under this clause (b) shall be, prior to the consummation of the Acquisition, redacted in respect of (x) the amounts, percentages and basis points of compensation set forth therein and (y) any other provisions therein relating to the pricing and other economic terms of the Facilities), (c) in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation (including the Commitment Letter (but not the Fee Letter or any of the contents thereof), other than the aggregate fee amount) in connection with any Securities and Exchange Commission filings relating to the Acquisition) or as requested by a governmental authority (in which case you agree, to the extent permitted by law, rule or regulation, to inform us promptly thereof), (d) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and the Fee Letter, (e) the Term Sheets and Exhibit D hereto (but not the Fee Letter or the contents thereof other than the existence thereof and the aggregate amount of fees paid or payable thereunder as part of projections, pro forma information and a generic disclosure of aggregate sources and uses) may be disclosed to potential Lenders and to any rating agency in connection with the Acquisition and (f) the aggregate fee amounts paid or payable under the Fee Letter may be disclosed in financial statements. The foregoing restrictions shall cease to apply after the Facilities Documentation shall have been executed and delivered by the parties hereto to the extent superseded thereby (other than with respect to any economics referenced in paragraph 1 of the Fee Letter).

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The Commitment Party shall treat confidentially all information delivered to the Commitment Party by you, the Company, the Sponsor or your or its respective affiliates and representatives in connection with the Acquisition and the other Transactions and only use such information for the purposes of providing the services contemplated by this Commitment Letter; provided, however, that nothing herein shall prevent the Commitment Party from disclosing any such information (a) to rating agencies in connection with obtaining the ratings described above, (b) to any Lenders or participants or prospective Lenders or participants (other than Disqualified Institutions), (c) in any legal, judicial, or administrative proceeding or other compulsory process or otherwise as required by applicable law, rule or regulations or as requested by a governmental authority (in which case the Commitment Party shall promptly notify you, in advance, to the extent permitted by law, rule or regulation, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, in which case, promptly notify you, in advance, to the extent lawfully permitted to do so), (d) upon the request or demand of any governmental or regulatory authority having jurisdiction over the Commitment Party or any of its affiliates or upon the good faith determination by counsel that such information should be disclosed in light of ongoing oversight or review of the Commitment Party by any such governmental or regulatory authority having jurisdiction over the Commitment Party or its affiliates (in which case the Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (e) to the officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents of the Commitment Party (collectively, “Representatives”) on a “need-to-know” basis and who are informed of the confidential nature of such information and agree to keep information of this type confidential, (f) to any of its affiliates related funds, and managed accounts and Representatives of its affiliates related funds, and managed accounts on a “need-to-know” basis (provided, that the Commitment Party shall be responsible for the compliance of its Representatives, affiliates and Representatives of its affiliates with this paragraph) solely in connection with the Facilities and the related Transactions and matters reasonably related thereto, (g) to the extent any such information becomes publicly available other than by reason of disclosure by the Commitment Party, its affiliates or Representatives in breach of this Commitment Letter or other obligation of confidentiality owed to you, the Sponsor, the Company or their respective affiliates, (h) for purposes of establishing a “due diligence” defense, (i) to the extent that such information is received by the Commitment Party or its Representatives from a third party that is not known by the Commitment Party to be subject to applicable confidentiality obligations to you or your affiliates, the Sponsor or the Company or its affiliates and (j) to enforce their respective rights or remedies hereunder or under the Fee Letter or the Facilities Documentation; provided, that the disclosure of any such information to any Lenders or prospective Lenders or participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Party, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with the standard syndication processes of the Commitment Party or customary market standards for dissemination of such type of information, in the event of any electronic access through Intralinks, another website or similar electronic system or

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platform, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such information and acknowledge its confidentiality obligations in respect thereof, in each case on terms reasonably acceptable to you. The Commitment Party’s obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Facilities Documentation upon the execution and delivery thereof and shall in any event terminate two (2) years after the date hereof.

10.       Miscellaneous

This Commitment Letter shall not be assignable by any party hereto (except (i) by you to one or more of your affiliates that is a newly formed domestic “shell” company controlled, directly or indirectly, by the Sponsor to effect the consummation of the Acquisition and (ii) by the Commitment Party to one or more of its affiliates) without the prior written consent of the Commitment Party or you, as applicable (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein, except to the extent that you and we otherwise agree in writing and is not intended to create a fiduciary relationship among the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and the Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. Subject to the limitations set forth in this Commitment Letter, the Commitment Party may perform the duties and activities described hereunder through any of its affiliates (other than any Disqualified Institutions) and the provisions of the third paragraph immediately preceding this paragraph shall apply with equal force and effect to any of such affiliates so performing any such duties or activities. This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to principles of conflicts of law; provided, however, that the laws of the State of Delaware shall govern in determining (a) the interpretation of a “Material Adverse Effect” and whether a “Material Adverse Effect” has occurred, (b) the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you (or your affiliates) have the right (without regard to any notice requirement) to terminate your (or their) obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement and (c) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement (in each case, without regard to principles of conflicts of law thereof, to the extent that the same are not mandatorily applicable by statute and would require or permit the application of the law of another jurisdiction). Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, notwithstanding that the funding of the Facilities is subject to the specified closing conditions set forth in Section 6 above and Exhibit D hereto and (ii) the Fee Letter is a

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binding and enforceable agreement with respect to the subject matter contained therein. Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

Each of the parties hereto (and, to the extent the benefits herein are accepted by such persons and entities, each other indemnified person) irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any federal court sitting in the Borough of Manhattan in the City of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court from any thereof, over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder or for recognition or enforcement of any judgment and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state or, to the extent permitted by law, in such federal court; provided, however, that the Commitment Party shall be entitled to assert jurisdiction over you and your property in any court in which jurisdiction may be held over you or your property under applicable law, and (b) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to any of the parties hereto at the applicable addresses above shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive, to the fullest extent you and we may legally and effectively do so, any objection to the laying of venue of any such suit, action or proceeding brought in any court in accordance with clause (a) of the first sentence of this paragraph and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. YOU AND WE (AND, TO THE EXTENT THE BENEFITS HEREIN ARE ACCEPTED BY SUCH PERSONS AND ENTITIES, EACH OTHER INDEMNIFIED PERSON) HEREBY IRREVOCABLY WAIVE (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

The Commitment Party hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow the Commitment Party and each Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Party, each Lender and each prospective Lender.

The syndication, assistance, indemnification, jurisdiction, waiver of jury trial, service of process, venue, governing law, sharing of information, no agency or fiduciary duty, and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered

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and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided, that your obligations under this Commitment Letter (other than (a) the confidentiality obligations, which shall terminate in accordance with their respective terms, (b) your understandings and agreements regarding no agency or fiduciary duty and (c) the syndication assistance provisions (including the obligation to update Information and Projections), which shall terminate at the end of the Syndication Period) shall automatically terminate and be superseded by the provisions of the Facilities Documentation upon the initial funding thereunder and the payment of all amounts owed pursuant to this Commitment Letter and the Fee Letter on the Closing Date, and you shall automatically be released from all liability in connection therewith at such time. You may terminate the Commitment Party’s commitments hereunder in whole (but not in part) at any time subject to the provisions of the preceding sentence.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts by Holdings of both of this Commitment Letter and the Fee Letter not later than 11:59 p.m., New York City time, on November 9, 2015. This Commitment Letter and the Fee Letter will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that the initial borrowing under the Facilities does not occur on or before the Expiration Date (as defined below), then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our sole discretion, agree in writing to an extension. “Expiration Date” means the earliest of (i) 11:59 p.m., New York City time, on the date that is 150 days after the execution date of the Acquisition Agreement, (ii) the Closing Date, (iii) the closing of the Acquisition without the use of the Facilities and (iv) the valid termination of the Acquisition Agreement prior to the closing of the Acquisition; provided that the termination of any commitment pursuant to this sentence does not prejudice your rights and remedies in respect of any breach of this Commitment Letter. In addition, our commitment hereunder to provide the Bridge Facility shall terminate and/or be reduced as, and to the extent, set forth in clause (e) of Exhibit A hereto.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JEFFERIES FINANCE LLC

By	/s/ Brian Buoye
	Name:	Brian Buoye
	Title:	Managing Director

[Project Rhombus – Commitment Letter Signature Page]

Accepted and agreed to as of the date first above written:

RT RHOMBUS HOLDINGS, INC., a Delaware corporation

By:	/s/ Ben Kohn
Name:	Ben Kohn
Title:	President

[Project Rhombus – Commitment Letter Signature Page]

EXHIBIT A

PROJECT RHOMBUS

$15.0 Million Revolving Facility

$300.0 Million Bridge Facility

Transaction Summary

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the letter to which this Exhibit A is attached or in Exhibits B, C or D thereto.

The Sponsor and certain other investors designated by Sponsor (together with the Sponsor, collectively, the “Investors”) intend, directly or indirectly, to acquire RealD Inc., a Delaware corporation (the “Company”) and its subsidiaries, all as set forth in the below-defined Acquisition Agreement. In connection therewith:

(a)        RT Cinema Holdings, LLC, a Delaware limited liability company (“Ultimate Holdings”), which owns 100% of the equity of Holdings and is controlled directly or indirectly by the Sponsor, and Rhombus Merger Sub, Inc., a Delaware corporation (“Merger Sub”), a direct subsidiary of Holdings, will enter into that certain Agreement and Plan of Merger, dated as of November 8, 2015, with certain other parties thereto (together with the exhibits and disclosure schedules thereto, the “Acquisition Agreement”), whereby Merger Sub will merge with and into the Company (the “Merger”) with the Company continuing as the surviving corporation of the Merger pursuant to the terms of the Acquisition Agreement. Immediately after giving effect to the Merger, the Company will become and assume the obligations of Merger Sub as the Borrower.

(b)        The Investors, directly or indirectly, will contribute an amount in cash to Ultimate Holdings (which will subsequently contribute such amount to Holdings as common capital and which Holdings will contribute to Merger Sub as common capital) as common equity and/or Qualified Preferred Equity (to be defined on terms reasonably acceptable to the Lead Arranger (and the Lead Arranger confirms that the terms set forth in the Preferred Commitment Letter (as defined in the Acquisition Agreement) are acceptable)), which, when combined with the value of the equity investment of certain existing equity holders of the Company rolled over or otherwise invested in connection with the Transactions on or prior to such time (such contribution of common equity, Qualified Preferred Equity and rolled over equity, the “Equity Contribution”), will constitute immediately after giving effect to the Acquisition, in the aggregate not less than 47.5% of sum of (1) the aggregate amount of the Facilities and/or the Notes funded on the Closing Date and any other indebtedness for borrowed money plus (2) the amount of the Equity Contribution; provided that immediately upon the consummation of the Acquisition, the Sponsor will hold, directly or indirectly, the power to vote, or direct the voting of, Equity Interests constituting no less than 50.1% of the aggregate amount of the issued and outstanding voting equity of Holdings.

(c)        All existing third party debt for borrowed money of the Company and its subsidiaries, if any, will be refinanced, commitments related thereto will be terminated

A-1

and security interests or guaranties provided in connection therewith will be terminated or released (the “Refinancing”), other than, in each case, Permitted Surviving Debt.

(d)       The Borrower will obtain a senior secured revolving credit facility (the “Revolving Facility”) as described in Exhibit B to the Commitment Letter.

(e)        The Borrower will (i) issue and sell senior secured notes in a Rule 144A or other private placement yielding $300.0 million in gross cash proceeds consisting of dollar denominated senior secured notes (the “Notes”) and/or (ii) to the extent that less than $300.0 million in gross cash proceeds of Notes are received by the Borrower on or prior to the Closing Date, borrow up to the difference in senior secured increasing rate loans under a senior secured bridge credit facility as described in Exhibit C to the Commitment Letter (the “Bridge Facility” and, together with the Revolving Facility, the “Facilities”) consisting of senior secured increasing rate loans in the original principal amount of $300.0 million (the “Bridge Loans”), minus the gross cash proceeds received by the Borrower on or prior to the Closing Date from the Notes issued on or prior to the Closing Date.

(f)        The proceeds of the Equity Contribution, the Bridge Facility and/or the Notes and/or cash on hand at the Company and its subsidiaries on the Closing Date will be applied to fund the Acquisition and the Refinancing and to pay the fees, premiums, expenses and other transaction costs incurred in connection with the Transactions (as defined below), including those amounts set forth in the Fee Letter (the “Transaction Costs”).

The transactions described above are collectively referred to herein as the “Transactions”. For purposes of the Commitment Letter and the Fee Letter, the “Closing Date” shall mean the date of the satisfaction or waiver of the Exclusive Funding Conditions, the funding of the Facilities and the consummation of the Acquisition.

A-2

EXHIBIT B

PROJECT RHOMBUS

Revolving Facility

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Revolving Facility. Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the letter to which this Exhibit B is attached or in Exhibits A, C or D attached thereto.

1.         PARTIES

Borrower:	Initially, Merger Sub, and, following the Acquisition, the Company as the survivor of the Merger contemplated thereby (collectively, the “Borrower”).

Guarantors:

Holdings and each of the Borrower’s direct and indirect wholly-owned U.S. subsidiaries (collectively, the “Guarantors” and together with Holdings and the Borrower, each a “Loan Party” and collectively, the “Loan Parties”), except (i) any U.S. subsidiary of a foreign subsidiary, any U.S. subsidiary that has no material assets other than the capital stock of, or debt obligations or other investments in, foreign subsidiaries, or any U.S. subsidiary treated as disregarded as an entity separate from its owner under Treasury Regulations Section 301.7701-3 that owns an interest in the stock or debt obligations of a foreign corporation (each, a “Pass-Through Foreign Holdco”), (ii) unrestricted subsidiaries, (iii) captive insurance companies, (iv) not-for-profit subsidiaries, (v) special purpose entities, (vi) immaterial subsidiaries (defined in a manner to be mutually agreed, the “Immaterial Subsidiaries”), (vii) to the extent a guarantee is prohibited or restricted by contracts with an unaffiliated third party as in existence on the Closing Date or at the time such subsidiary becomes a subsidiary and not entered into in contemplation thereof or by applicable law (including any requirement to obtain governmental authority or third party consent), rule or regulation or could result in material adverse tax consequences as reasonably determined in good faith by Borrower in consultation with the Revolving Facility Administrative Agent and (viii) to the extent the Revolving Facility Administrative Agent and Borrower mutually determine the cost and/or burden (including any adverse tax consequences) of obtaining the guaranty outweigh the benefit to the Revolving Lenders shall be required to provide an unconditional guaranty (collectively, the “Guarantees”) of all amounts owing under the Revolving Facility and all obligations of the Borrower and the Guarantors under any swap and cash management obligation to any Revolving Lender or Lead Arranger or the Revolving Facility Administrative Agent or any affiliate of the foregoing, or any person that is any of the foregoing at the time such swap or cash management obligation was entered into unless expressly designated to the Revolving Facility Administrative Agent as not an Obligation by the Borrower pursuant to arrangements to be agreed (the “Secured Banking Arrangements”).

Notwithstanding anything to the contrary contained herein, the requirements of the preceding paragraph shall be, as of the Closing Date, subject to the limitations set forth in the Commitment Letter.

All the above-described guarantees shall be created on terms, and pursuant to documentation mutually and reasonably satisfactory to the Revolving Facility Administrative Agent and the Borrower.

Notwithstanding anything to the contrary, the Revolving Facility Documentation shall include customary exclusions for Guarantors that are not “eligible contract participants” (as defined in the Commodity Exchange Act (7 U.S.C. section 1 et seq., as amended from time to time), and any successor statute) from guaranteeing obligations of any Loan Party that relate to the hedging arrangements or any other swap or other hedge obligations or arrangements.

Any guarantees to be issued in respect of the Bridge Facility or the Notes (as applicable) shall rank pari passu in right of payment with the Obligations under the Guarantees.

Revolving Facility Administrative Agent:	Jefferies Finance.

Lead Arranger:	Jefferies Finance (in such capacity, the “Lead Arranger”)

Lenders:

A syndicate of banks, financial institutions and other entities, including the Initial Lender, arranged by the Commitment Party (excluding any Disqualified Institutions) (collectively, the “Revolving Lenders”); provided, that nothing herein shall affect the consent rights of the Borrower set forth below under the heading “Assignments and Participations.”

2.         TYPES AND AMOUNTS OF REVOLVING CREDIT FACILITY

Type and Amount:	A senior secured revolving credit facility (the “Revolving Facility”; the commitments thereunder, the “Revolving

Commitments”) in an aggregate principal amount of $15.0 million (the loans thereunder, together with (unless the context otherwise requires) the Swingline Loans referred to below, the “Revolving Loans”). The Revolving Loans will be available in US Dollars.

Availability and Maturity:	The final maturity date of the Revolving Facility shall be four and one-half (4 1/2) years from the Closing Date (the “Revolving Loan Maturity Date”).

Revolving Loans may be borrowed, repaid and reborrowed on and after the Closing Date (without premium or penalty) and prior to the Revolving Loan Maturity Date in accordance with the terms of the Revolving Facility Documentation referred to below; provided, that no Revolving Loans shall be borrowed on the Closing Date.

Use of Proceeds:

The proceeds of the Revolving Loans will be used after the Closing Date, to finance the working capital needs of the Borrower and its restricted subsidiaries and for general corporate purposes of the Borrower and its restricted subsidiaries (including for capital expenditures, acquisitions, investments, restricted payments and any other transaction not prohibited by the Revolving Facility Documentation).

Letters of Credit:

An amount to be agreed of the Revolving Facility shall be available for the issuance of stand-by and documentary letters of credit (the “Letters of Credit”) by Jefferies Finance or any Revolving Lender reasonably satisfactory to the Revolving Facility Administrative Agent and the Borrower (in such capacity, the “Issuing Lender”); provided that no Issuing Lender shall be required to issue documentary Letters of Credit without its consent and the aggregate amount of all Letters of Credit issued by a Revolving Lender shall not exceed such Revolving Lender’s ratable share of the Revolving Commitments. No Letter of Credit shall have an expiration date after the earlier of (a) one year (180 days in the case of documentary letters of credit) after the date of issuance unless consented to by the Issuing Lender and (b) five business days prior to the Revolving Loan Maturity Date (unless 103% cash collateralized or backstopped with another letter of credit for the period thereafter); provided, that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above, unless 103% cash collateralized or backstopped with another letter of credit for the period thereafter). Letters of Credit shall be issued in US Dollars.

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans) within one business day after notice of such drawing. To the extent that the Borrower does not so reimburse the Issuing Lender, the Revolving Lenders shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis.

Letters of Credit may be issued on the Closing Date to replace or provide credit support for any existing letters of credit (including by “grandfathering” such existing letters of credit into the Revolving Facility).

If any Revolving Lender becomes a “defaulting lender” (to be mutually defined), then the Letter of Credit exposure of such defaulting Revolving Lender will automatically be reallocated among the non-defaulting Revolving Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-defaulting Revolving Lender does not exceed its commitment. In the event that such reallocation does not fully cover the Letter of Credit exposure of such defaulting lender, the applicable Issuing Lender may require the Borrower to 103% cash collateralize such “uncovered” exposure in respect of each outstanding Letter of Credit and will have no obligation to issue new Letters of Credit, or to extend, renew or amend existing Letters of Credit to the extent Letter of Credit exposure would exceed the commitments of the non-defaulting Revolving Lenders, unless such “uncovered” exposure is 103% cash collateralized.

Swingline Loans:

An amount to be agreed of the Revolving Facility shall be available for swingline loans (the “Swingline Loans”) from the Revolving Facility Administrative Agent (in such capacity, the “Swingline Lender”) on same-day notice in integral multiples to be agreed. Any Swingline Loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Revolving Lender shall be irrevocably and unconditionally required to purchase a participation in each Swingline Loan on a pro rata basis; provided that in no event shall the swingline exposure of any Revolving Lender exceed its Revolving Commitments. Swingline Loans shall be settled on a weekly basis.

If any Revolving Lender becomes a defaulting lender, then the Swingline Loan exposure of such defaulting lender will automatically be reallocated among the non-defaulting lenders pro rata in accordance with their Revolving Commitments up to an amount such that the revolving credit exposure of such non-defaulting lender does not exceed its commitments. In the event that such reallocation does not fully cover the Swingline Loan exposure of such defaulting lender, the Swingline Lender may require the Borrower to repay such “uncovered” exposure and will have no obligation to make new Swingline Loans to the extent Swingline Loan exposure would exceed the commitments of the non-defaulting lenders.

3.         CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth in Annex I to Exhibit B attached hereto.

Closing Fees:	As set forth in the Fee Letter.

Optional Prepayments and Commitment Reductions:

Optional prepayments of borrowings under the Revolving Facility and optional reductions of the unutilized portion of the commitments thereunder will be permitted at any time, in minimum principal amounts to be agreed, without premium or penalty (subject to reimbursement of the Revolving Lenders’ redeployment costs in the case of a prepayment of Eurodollar Loans other than on the last day of the relevant interest period).

Mandatory Prepayments:	Subject to the Intercreditor Agreement, the following amounts will be applied to prepay Revolving Loans, with no corresponding permanent reduction of the Revolving Commitments:

(a)      100% of the net proceeds of any incurrence of indebtedness after the Closing Date (other than indebtedness permitted under the Revolving Facility Documentation) by Holdings or any of its subsidiaries; and

(b)      100% of the net proceeds of any non-ordinary course sale or other disposition of assets by the Borrower or any of its subsidiaries (including (i) as a result of casualty or condemnation and (ii) any issuance or sale of equity by Holdings or any of its subsidiaries) (with certain exceptions and reinvestment rights to be mutually agreed upon).

All such mandatory prepayments shall be applied without premium or penalty (except for breakage costs, if any) to the outstandings under the Revolving Facility (without a concomitant and equal reduction of the commitments thereunder).

The Revolving Loans will be prepaid or the Letters of Credit will be cash collateralized so that the outstandings under the Revolving Facility do not at any time exceed the Revolving Commitments.

4. COLLATERAL

Collateral:

Subject to the Certain Funds Provision and the provisions of the immediately following paragraph, (i) the obligations of the Borrower and the Guarantors in respect of the Revolving Facility and (ii) the Secured Banking Arrangements shall be secured by (a) perfected pledge of all the capital stock of the Borrower and a perfected pledge of all the capital stock in first-tier, wholly-owned restricted subsidiaries directly held by the Borrower or any Guarantor (which pledge, (i)(A) in the case of equity interests of all existing first-tier foreign subsidiaries shall be limited to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such foreign subsidiary and such pledges shall be documented under New York law, (B) in the case of equity interests of any Pass-Through Foreign Holdco shall be limited to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such Pass-Through Foreign Holdco, (ii) shall not include any equity interests in a joint venture, (iii) shall not include equity interests in entities where any Loan Party holds 50% or less of the outstanding equity interests of such entity and (iv) shall not include the equity interests of the Immaterial Subsidiaries or any unrestricted subsidiaries; and (b) perfected security interests in substantially all other property of the Borrower and the Guarantors (the “Collateral”), in each case subject to permitted liens and to certain customary exceptions.

Notwithstanding anything to the contrary, (A) no action shall be taken to grant (other than in the case of clauses (v) and (x) below) or perfect any security interest in any of the following: (a)(i) any fee-owned real property located outside the U.S.; (ii) any fee-owned real property located in the U.S. having a fair market value equal to or less than an amount to be mutually agreed; (iii) any leasehold interest (with no requirement to obtain leasehold mortgages, landlord waivers, estoppels or collateral access letters); (iv) motor vehicles, airplanes, vessels and other assets subject to certificates of title; (v) letter of credit rights (other than to the extent consisting of a supporting obligation that can be perfected by the filing of a Uniform Commercial Code financing statement), chattel paper, intercompany notes and commercial tort claims less than amounts to be mutually determined; (vi) any governmental licenses or state or local franchises, charters and authorizations to the extent security interest is prohibited or restricted thereby (except to the extent such prohibition or restriction is ineffective under the Uniform Commercial Code); (vii) pledges and security interests prohibited or restricted by applicable law (including any requirement to obtain the consent of any governmental authority or third party) or impossible or impracticable to obtain under applicable law; (viii) any lease, license or agreement or any property subject to a permitted agreement binding on the asset at the time of the acquisition thereof to the extent that a grant of a security interest therein would violate or invalidate, such lease, license or agreement or create a right of termination in favor of any other party thereto or otherwise require consent thereunder (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law) other than proceeds and receivables thereof; (ix) any assets to the extent a security interest in such assets could reasonably be expected to result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Revolving Facility Administrative Agent; (x) cash and cash equivalents (other than cash and cash equivalents representing proceeds of other “Collateral”), deposit and securities accounts (including securities entitlements and related assets) and any other assets requiring perfection through control agreements or perfection by “control” (other than certificates evidencing equity in the Borrower and certain of its subsidiaries required to be pledged pursuant to the preceding paragraph (or, if applicable, uncertificated security control agreements), instruments and tangible chattel paper) (control agreements or perfection by “control” shall not be required in any event) (in each case except to the extent that a lien on such assets can be perfected by the filing of a Uniform Commercial Code financing statement); (xi) any intent-to-use application trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto; (xii) interests in joint ventures and non-wholly owned subsidiaries which cannot be pledged without the consent of third parties after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law; (xiii) any property subject to a purchase money arrangement or capital leases or any cash collateral securing letters of credit outstanding on the Closing Date; (xiv) equity interests and assets of unrestricted subsidiaries and certain (to be agreed) Immaterial Subsidiaries; and (xv) assets where the cost of obtaining a security interest therein (including any adverse tax consequences) exceeds the practical benefit to the Revolving Lenders afforded thereby, as mutually and reasonably determined by the Revolving Facility Administrative Agent and the Borrower; (B) any non-U.S. assets or assets that require action under the law of any non-U.S.

jurisdiction to create or perfect a security interest in such assets, including any intellectual property registered in any non-U.S. jurisdiction (and no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction); and (C) certain other assets and property to be mutually and reasonably agreed.

All the above-described pledges, security interests and mortgages shall be created on terms to be mutually agreed and subject to exceptions permitted under the Revolving Facility Documentation. Notwithstanding the foregoing, the requirements of the preceding paragraphs of this “Collateral” section shall be, as of the Closing Date, subject to the Certain Funds Provision. No foreign law governed documents or foreign law opinions shall be required in connection with the Revolving Facility Documentation.

Intercreditor Agreement:

The liens securing the Revolving Facility and any Secured Banking Arrangements will be senior in priority to the liens securing the Bridge Facility or the Notes (as applicable). The indebtedness under the Revolving Facility and the Guarantees will rank pari passu in right of payment with the indebtedness under the Bridge Facility and the Notes and the guarantees, respectively, thereof. The priority of the security interests and related creditor rights between the Revolving Facility (and any Secured Banking Arrangements) and the Bridge Facility or the Notes will be set forth in an intercreditor agreement (the “Intercreditor Agreement”) containing customary provisions for second-lien bridge facilities similar to the Bridge Facility or second-lien notes of a type similar to the Notes, and otherwise reasonably satisfactory to the Revolving Facility Administrative Agent.

5. CERTAIN CONDITIONS

Initial Conditions:	Subject to the Certain Funds Provision, the availability of the Revolving Facility on the Closing Date will be subject only to the Exclusive Funding Conditions.

On-Going Conditions after the Closing Date:

After the Closing Date, the making of each Revolving Loan or the issuance of a Letter of Credit shall be conditioned upon (a) delivery of a notice of borrowing or credit extension, (b) the accuracy in all material respects (or in all respects if qualified by materiality or material adverse effect) of all representations and warranties in the Revolving Facility Documentation and (c) there being no default or event of default in existence at the time of, or immediately after giving effect to the making of, such extension of credit.

6. DOCUMENTATION

Representations and Warranties:

Limited to the following (applicable to the Borrower and its restricted subsidiaries and, in certain instances to be agreed, Holdings, to be made as provided in “CERTAIN CONDITIONS — On-Going Conditions” described above), subject, in each case, in all respects to the Certain Funds Provision), in each case with customary materiality qualifiers, thresholds, exceptions, limitations and qualifications to be mutually agreed: organizational existence and qualification; entity power and authorization; compliance with laws; no contravention with organizational documents and applicable law; governmental authorizations; due authorization, execution, delivery and enforceability of the Revolving Facility Documentation; accuracy of financial statements and other written information; projections; disclosure; no Material Adverse Effect (after the Closing Date); litigation; labor matters; ownership of property; taxes; margin regulations; Investment Company Act; intellectual property; ERISA compliance; environmental matters; passive holding companies; insurance; OFAC, FCPA, PATRIOT Act and other anti-terrorism and anti-money laundering laws; subsidiaries; solvency of Holdings and its restricted subsidiaries (on a consolidated basis) as of the Closing Date; use of proceeds; and creation and perfection of security interests in Collateral (subject to the Certain Funds Provision above, permitted liens and other exceptions to perfection to be mutually agreed).

“Material Adverse Effect” means, after the Closing Date, any event, change or condition that, individually or in the aggregate, has had, or would reasonably be expected to have (a) a material adverse effect on the business or financial condition or results of operations of Holdings and its restricted subsidiaries, taken as a whole, (b) a material and adverse effect on the material rights and remedies of the Revolving Facility Administrative Agent (other than due to the action or inaction of the Revolving Facility Administrative Agent, the Revolving Lenders or any other secured party under the Revolving Facility Documentation) or (c) a material and adverse effect on the ability of the Borrower and Guarantors, taken as a whole, to perform their payment obligations under the Revolving Facility Documentation.

Affirmative Covenants (Including Reporting Requirements):

Subject to the Certain Funds Provision, and limited to the following (applicable to), the Borrower and its restricted subsidiaries and, in certain instances to be agreed, Holdings), in each case with customary materiality qualifiers, thresholds, exceptions, limitations and qualifications to be mutually agreed: (x) quarterly (for each of the first three quarters of each fiscal year commencing with the first fiscal quarter ending after the Closing Date) unaudited financials within 45 days after such fiscal quarter end (60 days for each of the first two fiscal quarters ending after the Closing Date that are not year ends), and (y) annual audited financial statements (accompanied by an audit opinion from a nationally recognized accounting firm or other accounting firm reasonably acceptable to the Revolving Facility Administrative Agent without any qualification or exception as to “going concern” or the scope of the audit, except any “going concern” qualification or exception as a result of current maturity of the Revolving Facility) within 90 days after the fiscal year end (135 days for the fiscal year ending March 31, 2016; provided that the Borrower shall be required to deliver quarterly unaudited financials for the fourth quarter of such fiscal year within 75 days after such fiscal quarter end), in each case, for Borrower and its restricted subsidiaries on a consolidated basis (accompanied, in the case of clauses (x) and (y), by customary management discussion and analysis); compliance certificates with such financial statements (which shall not include a bring down of any representations or warranties); annual budgets (on a quarterly basis for the then current year) within 90 days after the beginning of fiscal year; notices upon defaults and events of default under the Revolving Facility and other customary material events; other information about the operations, business affairs and financial condition of the Holdings and its restricted subsidiaries upon reasonable written request of the Revolving Facility Administrative Agent (other than information subject to attorney/client privilege or confidentiality obligations not created in contemplation of the Revolving Facility); payment of taxes; preservation of existence; maintenance of properties material to the business (other than ordinary wear and tear, casualty and condemnation); maintenance of adequate insurance; compliance with laws; ERISA compliance; environmental matters; PATRIOT Act, OFAC, FCPA, embargoed persons and other anti-terrorism and anti-money laundering laws; books and records; inspection rights; changes in fiscal year; covenant to guarantee obligations and give security; limitations on material changes to line of business; use of proceeds; additional security and guarantees; further assurances (including information regarding collateral); designation of unrestricted subsidiaries; maintenance of intellectual property rights; and quarterly lender conference calls.

Financial Covenant:	A maximum Total Net Leverage Ratio (the “Financial Covenant”), which covenant will be tested on a quarterly basis at the end of each full fiscal quarter after the Closing Date, commencing with the second full fiscal quarter ending after the Closing Date, where the aggregate principal amount of all Revolving Loans and Swingline Loans and the face amount of all issued and outstanding Letters of Credit outstanding under the Revolving Facility exceeds 35% of the Revolving Commitments, and shall be based on a 30% cushion to Consolidated EBITDA (to be defined in the Revolving Facility Documentation) for each rolling four-quarter period of Borrower and its restricted subsidiaries set forth in the projection model delivered by the Sponsor to the Lead Arranger on October 11, 2015 (the “Projections”).

Any cash common equity or Qualified Preferred Equity (collectively, “Permitted Equity”) contribution made to Holdings (and then immediately contributed, directly or indirectly, as cash common equity to the Borrower) during any applicable fiscal quarter and on or prior to the day that is fifteen (15) business days after the day on which financial statements are required to be delivered for such fiscal quarter (such period, the “Cure Period”) will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the Financial Covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) no more than two Specified Equity Contribution may be made in any consecutive four fiscal quarter period, and no more than five (5) Specified Equity Contributions may be made during the term of the Revolving Facility, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the Financial Covenant, and (c) all Specified Equity Contributions shall be disregarded for all purposes under the Revolving Facility Documentation, including for purposes of determining any increase to any baskets with respect to covenants contained in the Revolving Facility Documentation and for any other calculation of Consolidated EBITDA other than for purposes of determining compliance with the Financial Covenant and if used to prepay the Revolving Loans, for reducing pro forma Consolidated Indebtedness as described in the subsequent paragraph. So long as the Borrower provides notice of its intent to effectuate a Specified Equity Contribution during the first 5 business days of the Cure Period, until the expiration of the Cure Period, (i) no actions or remedies in respect of the default under the Financial Covenant may be taken by the Revolving Facility Administrative Agent or any Revolving Lender during the period prior to the receipt of a Specified Equity Contribution unless the applicable 15 business day period has expired without the making of the Specified Equity Contribution, (ii) the Borrower shall not be permitted to borrow Revolving Loans or Swingline Loans and new Letters of Credit shall not be issued unless and until the Specified Equity Contribution is made or all existing events of default are waived or cured and (iii) if the Specified Equity Contribution is not made on or before the expiration of the Cure Period, the Revolving Facility Administrative Agent and any Revolving Lender may take any actions or remedies permitted under the Revolving Facility Documentation; provided that if the Borrower does not provide notice of its intent to effectuate a Specified Equity Contribution during the first 5 business days of the Cure Period, the restrictions in the foregoing clause (i) shall not apply.

To the extent any Specified Equity Contribution is used to prepay the Revolving Loans (so long as such prepayment is accompanied by permanent reductions of the Revolving Commitments), there shall be a pro forma reduction in Consolidated Indebtedness (as defined in the Revolving Facility Documentation) for determining compliance with the Financial Covenant in future quarters.

Negative Covenants:

Limited to the following (to be applicable to Holdings, the Borrower and its restricted subsidiaries): indebtedness (including mandatorily redeemable equity interests, guarantees and other contingent obligations with respect to indebtedness); liens; sale and leaseback transactions; investments (including acquisitions, loans, etc.), loans and advances (with carve outs for, among others to be agreed, (a) loans or advances to employees in an amount not to exceed an amount to be agreed and (b) investments, loans and advances to joint ventures (including non-wholly owned subsidiaries) in an amount to be agreed); asset sales; mergers, acquisitions, consolidations, liquidations and dissolutions; dividends and other payments in respect of equity interests and other restricted payments; transactions with affiliates; prepayments, redemptions and repurchases of subordinated, junior lien or unsecured indebtedness; modifications of organizational documents or debt instruments; limitations on certain restrictions on subsidiaries; limitations on issuance of capital stock and creation of subsidiaries; limitations on business activities; limitations on accounting changes; changes in fiscal year and fiscal quarter; and no further negative pledges. Special purpose “holding company” covenants shall apply at all times to Holdings.

The negative covenants will be subject to exceptions, qualifications and “baskets” to be mutually agreed upon. The negative covenants will also permit the creation of joint ventures and investments in,

and loans and advances to, joint ventures in respect of certain lines of business or geographical expansions, in each case subject to limitations to be agreed.

Unrestricted Subsidiaries:

The Revolving Facility Documentation will contain provisions pursuant to which, subject to customary limitations on investments, loans, advances to, and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a “restricted subsidiary”; provided that (a) no event of default shall have occurred and be continuing or immediately would result from any such designation, and (b) such designation of a restricted subsidiary as an unrestricted subsidiary shall be deemed to constitute an investment (or reduction in an outstanding investment in the case of a designation of an unrestricted subsidiary as a restricted subsidiary); provided, further, that any dividends, interest, returns, profits, distributions, income and similar amounts received in cash or cash equivalents in respect of such investment shall be added back to any investment basket used. Unrestricted subsidiaries will not be subject to the mandatory prepayment, representation and warranty, affirmative or negative covenant or event of default provisions of the Revolving Facility Documentation and the cash held by, results of operations, indebtedness and interest expense of unrestricted subsidiaries will not be taken into account for purposes of determining the Financial Covenant contained in the Revolving Facility Documentation.

Events of Default:

Limited to the following (applicable to Borrower, its restricted subsidiaries and, in certain instances, Holdings), and subject to grace periods to be agreed, notice requirements, thresholds, and materiality qualifications to be mutually agreed: defaults for nonpayment of principal, interest, fees or other amounts (with five (5) business day grace period for interest, fees and other amounts); failure to perform negative covenants (and the affirmative covenant to maintain the Borrower’s existence in its state of organization and deliver notices of default under the Revolving Facility Documentation) or, to the extent applicable, the Financial Covenant (provided, that the Borrower’s failure to perform or observe the Financial Covenant is subject to the equity cure rights mentioned in this Revolving Facility Term Sheet); incorrectness in any material respect of representations and warranties when made or deemed made; cross-defaults and cross-acceleration to other indebtedness subject to threshold amount to be mutually agreed (after all applicable grace and notice periods have expired); bankruptcy and insolvency proceedings (subject to a 60-day cure period in the case of involuntary bankruptcy or insolvency proceedings), other than any Immaterial Subsidiary; monetary final and non-appealable judgment defaults subject to thresholds and threshold amounts to be mutually agreed (in excess of insurance and third party indemnities and taking into account any insurance deductibles); customary ERISA events that would result in a Material Adverse Effect; actual or asserted invalidity of the Revolving Facility Documentation or any material guarantee, material security or intercreditor documents or material portion of the Collateral (other than to the extent a result of the action or inaction of the Revolving Facility Administrative Agent, the Revolving Lenders, the other secured parties under the Revolving Facility Documentation or their affiliates, officers, employees, agents, attorneys or representatives); and change of control (to include a pre- and post-IPO provision and to include as permitted holders the direct and indirect equity holders of Holdings on the Closing Date and their affiliates (other than any portfolio companies controlled by such affiliates)).

Voting:

Amendments and waivers of the Revolving Facility Documentation will require the approval of Revolving Lenders (other than defaulting lenders) holding more than 50% of the aggregate principal amount of the Loans and Revolving Commitments (the “Required Lenders”), except that (i) the consent of each Revolving Lender directly and adversely affected thereby (but not the Required Lenders and in the case of (i)(a), only the Revolving Lenders increasing their commitments shall be deemed directly and adversely affected thereby) shall be required with respect to, (a) increases in the commitment of such Revolving Lender, (b) reductions of principal, interest or fees owed to such Revolving Lender (other than any waivers or extensions of mandatory prepayments or a waiver, extension or reduction in any default interest), (c) extensions of the final maturity or the scheduled due date of any interest or fee payment due to such Revolving Lender (other than waivers of default interest, defaults or events of default, waivers or extensions of any mandatory prepayments or default interest) and (d) “waterfall”, pro rata sharing and pro rata payment provisions (with any Revolving Lender declining payment or reducing a payment made to them being “directly and adversely affected”); (ii) the consent of all Revolving Lenders shall be required with respect to (a) releases of all or substantially all of the value of the Guarantors or all or substantially all of the Collateral, in each case, except as otherwise permitted and (b) reductions in voting thresholds; and (iii) the consent of the Revolving Facility Administrative Agent, the Issuing Lender and the Swingline Lender shall be required with respect to amendments and waivers directly affecting its rights or duties. It is understood that additional extensions of credit permitted under the Revolving Facility Documentation shall not require the consent of all Revolving Lenders.

The Revolving Facility Documentation shall contain customary provisions relating to (a) “defaulting” lenders, Issuing Lender and agents (including for insolvency), including provisions relating to providing cash collateral to support Swingline Loans or Letters of Credit (after reallocation to other non-”defaulting” lenders), the suspension of voting rights and rights to receive fees of and interest, non-payment/escrow of amounts owed to, and assignment and (if no event of default exists) termination of commitments or Loans of, such Revolving Lenders and (b) the right of the Borrower to replace (and/or terminate commitments of) or pay off Loans and obligations in full owed to a Revolving Lender (as the Borrower shall elect) in connection with amendments and waivers requiring the consent of all Revolving Lenders or of all Revolving Lenders directly and adversely affected thereby (so long as the Required Lenders or at least a majority (in dollar amount) of the Revolving Lenders directly and adversely affected thereby consent, as applicable), increased costs, taxes, etc. and “defaulting” or insolvent Revolving Lenders.

Assignments and Participations:

Assignments and transfers shall require the prior written consent of the Borrower (not to be unreasonably withheld, conditioned or delayed (it being understood that the Borrower prohibiting assignments to a Disqualified Institutions is reasonable) and shall be deemed to be given if the Borrower has not responded within ten business days of a formal written request by the Revolving Facility Administrative Agent for such written consent) unless the new lender is an existing Revolving Lender, an affiliate of a Revolving Lender, a related fund of a Revolving Lender, or a managed account of the Revolving Lender or during a payment or bankruptcy event of default or in connection with the primary syndication of the Revolving Facility to which the Borrower has previously consented in writing. For the avoidance of doubt, assignments and transfers and participations shall not be permitted to Disqualified Institutions.

Notwithstanding anything to the contrary, no Revolving Lender shall enter into any agreement with any participant that will permit such participant to influence or control the voting rights of such Lender except with regard to (a) reductions of principal, interest or fees owing to such participant (other than waivers, reductions or extensions of any mandatory prepayment or default interest), (b) extensions of final scheduled maturity or times for payment of interest or fees owing to such participant (other than waivers of default interest, defaults or events of default, waivers or extensions of any mandatory prepayments or default interest) and (c) releases of Collateral or guarantees requiring the approval of all Revolving Lenders.

All assignments will also require the consent of the Revolving Facility Administrative Agent, the Issuing Lender and the Swingline Lender, not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $1,000,000 or, if less, all of such Revolving Lender’s remaining Revolving Loans and Revolving Commitments of the applicable class.

Yield Protection:

The Revolving Facility Documentation shall contain provisions (a) protecting the Revolving Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law (including increased costs attributable to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III on terms to be mutually agreed), (b) indemnifying the Revolving Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I to Exhibit B hereto) on a day other than the last day of an interest period with respect thereto (other than lost profits) and (c) providing the Revolving Lenders with a customary tax gross up.

Expenses and Indemnification:

If, but only if, the Closing Date occurs, the Borrower shall pay promptly following written demand (including documentation reasonably supporting such request) (a) all reasonable and documented out-of-pocket expenses of the Revolving Facility Administrative Agent, the Issuing Lender and the Lead Arranger associated with the syndication of the Revolving Facility and the preparation, execution, delivery and administration of the Revolving Facility Documentation and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one outside counsel to the Revolving Facility Administrative Agent, the Issuing Lender, the Lead Arranger and the Revolving Lenders, taken as a whole and to the extent reasonably necessary one local counsel in each relevant jurisdiction) and (b) all reasonable and documented out-of-pocket expenses of the Revolving Facility Administrative Agent, the Issuing Lender and the Lead Arranger and the Revolving Lenders (but limited, in the case of legal fees and expenses, to the fees, disbursements and other charges of one outside counsel to the

Revolving Facility Administrative Agent and the Revolving Lenders, taken as a whole (and in the case of a conflict of interest, one additional counsel to the affected persons taken as a whole and to the extent reasonably necessary one local counsel in each relevant jurisdiction)) in connection with the enforcement of the Revolving Facility Documentation or protection of rights thereunder.

If, but only if, the Closing Date occurs, the Revolving Facility Administrative Agent, the Issuing Lender and the Lead Arranger and the Revolving Lenders (and their respective affiliates and their respective officers, directors, employees, advisors and agents) will be indemnified and held harmless against, any actual and direct losses (other than lost profits), claims, damages, liabilities or reasonable documented out-of-pocket expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one outside counsel to the indemnified persons taken as a whole (and, in the case of a conflict of interest, one additional counsel to the affected indemnified persons, taken as a whole and to the extent reasonably necessary one local counsel in each relevant jurisdiction)) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except, in the case of any indemnified person, to the extent they arise from (i) the gross negligence, bad faith or willful misconduct of such indemnified person (or any of its Related Persons), in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (ii) the material breach of such indemnified person or material breach of the Revolving Facility Documentation by such indemnified person (or any of its Related Persons) as determined in a final, non-appealable judgment of a court of competent jurisdiction, (iii) any disputes solely among indemnified persons (other than any claims against an indemnified person in its capacity or in fulfilling its role as the Revolving Facility Administrative Agent, a Lead Arranger or any similar role under the Revolving Facility) and not arising out of any act or omission of the Borrower or any of its affiliates, or (iv) entering into a settlement agreement related thereto without the written consent of the Borrower (which consent shall not to be unreasonably withheld or delayed) (for the avoidance of doubt, if settled with Borrower’s written consent, or if there is a final judgment for the plaintiff against an indemnified person in any proceeding, the Borrower shall indemnify and hold harmless each indemnified person to the extent and in the manner set forth above).

Governing Law and	New York.

Forum:

Counsel to the Revolving Facility Administrative Agent and the Lead Arranger:	Paul Hastings LLP.

Annex I to Exhibit B

INTEREST AND CERTAIN FEES

Interest Rate Options:

The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate, plus the Applicable Margin; provided, that all Swingline Loans shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the “U.S. Prime Lending Rate” as published in The Wall Street Journal (the “Prime Rate”), (ii) the Federal funds effective rate from time to time, plus 0.50% per annum and (iii) the Eurodollar Rate for an interest period of one month, plus 1.00% per annum.

“ABR Loans” means Loans bearing interest based upon the ABR.

“Applicable Margin” means, with respect to Revolving Loans (including Swingline Loans), (i) 4.50% in the case of ABR Loans and (ii) 5.50% in the case of Eurodollar Loans

“Eurodollar Rate” means the higher of (i) 1.00% and (ii) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurocurrency deposits for a period equal to one, two, three, six, or, to the extent agreed to by all relevant affected Revolving Lenders, twelve months (as selected by the Borrower) appearing on LIBOR01 Page published by Reuters the “Published LIBOR Rate”.

“Eurodollar Loans” means Loans bearing interest based upon the Eurodollar Rate.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:

The Borrower shall pay to the Revolving Lenders (other than defaulting lenders) a commitment fee calculated at a rate per annum equal to 0.50% on the average daily unused portion of the Revolving Facility, payable quarterly in arrears. Swingline Loans shall, for purposes of the commitment fee calculations only, not

B-I-1

be deemed to be a utilization of the Revolving Facility.

Letter of Credit Fees:

The Borrower shall pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility on the face amount of each such Letter of Credit. Such fee shall be shared ratably among the Revolving Lenders (other than defaulting lenders) participating in the Revolving Facility and shall be payable quarterly in arrears.

A fronting fee in an amount to be agreed (but in any event not to exceed 0.125% per annum) on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. The Borrower shall also pay to the Issuing Lender for its own account such Issuing Lender’s customary and reasonable issuance and administration fees.

Default Rate:

During the continuance of a bankruptcy event of default or an event of default in the payment of any amount under the Revolving Facility, overdue amounts owed to Revolving Lenders (other than defaulting lenders) shall bear interest at 2.00% per annum above the rate otherwise applicable thereto (or, in the event there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to Revolving Loans maintained as ABR Loans from time to time).

Rate and Fee Basis:

All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans, the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

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EXHIBIT C

PROJECT RHOMBUS

Bridge Facility

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Bridge Facility. Capitalized terms used but not defined in this Exhibit C shall have the meanings set forth in the letter to which this Exhibit C is attached or in Exhibits A, B or D attached thereto.

1. PARTIES

Borrower:	The Borrower (as defined in Exhibit B to the Commitment Letter) under the Revolving Facility (the “Borrower”).

Guarantors:

Each of the Guarantors (as defined in Exhibit B to the Commitment Letter) under the Revolving Facility (collectively, the “Guarantors” and together with Holdings and the Borrower, each a “Loan Party” and collectively, the “Loan Parties”).

Bridge Facility Administrative Agent:	Jefferies Finance.

Lead Arranger:	Jefferies Finance (in such capacity, the “Lead Arranger”).

Lenders:

A syndicate of banks, financial institutions and other entities, including the Initial Lender, arranged by the Commitment Party (excluding any Disqualified Institutions) (collectively, the “Bridge Lenders”); provided, that nothing herein shall affect the consent rights of the Borrower set forth below under the heading “Assignments and Participations.”

2. TYPES AND AMOUNTS OF BRIDGE FACILITY

Type and Amount:

Senior secured increasing rate bridge loans (the “Bridge Facility”; the commitments thereunder, the “Bridge Commitments”) in an aggregate principal amount equal to $300.0 million (the “Bridge Loans”). At the option of the Lead Arranger, the Bridge Loans may be replaced with, or originally made in the form of, notes on identical economic terms. The Bridge Loans will be available in US Dollars.

Maturity:	One year from the funding date of the Bridge Loans (the “Bridge Loan Maturity Date”).

Use of Proceeds:	The proceeds of the Bridge Loans will be used to finance a portion of the Transactions (including related fees and expenses,

upfront fees and original issue discount and other Transaction Costs).

Rollover:

If the Bridge Loans are not repaid in full on or prior to the Bridge Loan Maturity Date, and provided that no Conversion Default (as defined below) has occurred and is continuing, the Bridge Loans shall automatically be converted on the Bridge Loan Maturity Date into senior secured term loans due on the fourth anniversary of the Bridge Loan Maturity Date (the “Term Loans”) in an aggregate principal amount equal to the aggregate principal amount of Bridge Loans so converted. The Term Loans will have the terms set forth in Annex I to Exhibit C to the Commitment Letter.

Under circumstances to be agreed between the Lead Arranger and the Borrower, Term Loans may be exchanged by the holders thereof for exchange notes (“Exchange Notes”), which will have the terms set forth in Annex II to Exhibit C to the Commitment Letter; provided that the Borrower may defer each issuance of Exchange Notes (other than an exchange of all remaining Term Loans into Exchange Notes) until such time as the Borrower shall have received requests to issue at least $50.0 million in aggregate principal amount of Exchange Notes. The Exchange Notes will be issued under an indenture that will have the terms set forth in Annex II to Exhibit C to the Commitment Letter. In connection with each such exchange, if requested by any Bridge Lender that is a Bridge Lender as of the Closing Date (each, an “Initial Bridge Lender”), the Borrower shall (i) deliver to such Bridge Lender that is receiving Exchange Notes, and to such other Bridge Lenders as each such Initial Bridge Lender requests, an offering memorandum of the type customarily utilized in a Rule 144A offering of high yield securities covering the resale of such Exchange Notes by such Bridge Lenders, in such form and substance as reasonably acceptable to the Borrower and such Initial Bridge Lender, and keep such offering memorandum updated in a manner as would be required pursuant to a customary Rule 144A securities purchase agreement, (ii) execute an exchange agreement containing provisions customary in Rule 144A securities purchase agreements (including indemnification provisions) if requested by such Initial Bridge Lender, (iii) deliver or cause to be delivered such opinions and accountants’ comfort letters addressed to the Initial Bridge Lenders and such certificates as the Initial Bridge Lenders may request in form and substance satisfactory to the Initial Bridge Lenders and (iv) take such other actions, and cause its advisors, auditors and counsel to take such actions, as reasonably requested by the Initial Bridge Lenders in connection with issuances or resales of Exchange Notes, including providing such information regarding the business and operations of the Borrower and its subsidiaries as is reasonably requested by any prospective holder of Exchange Notes and customarily provided in due diligence investigations in connection with purchases or resales of securities.

“Conversion Default” shall mean (i) any event of default under the Bridge Documentation, (ii) any payment default under the Revolving Facility, or (iii) a breach under the Fee Letter.

The Term Loans will be governed by the provisions of the Bridge Documentation and will have the same terms as the Bridge Loans except as expressly set forth in Annex I to Exhibit C to the Commitment Letter.

3. CERTAIN PAYMENT PROVISIONS

Interest Rate:

The Bridge Loans will bear interest at a rate per annum equal to the higher of (i) three-month LIBOR, adjusted quarterly, and (ii) 1.00%, in either case, plus a spread of 11.00% (the “Rate”). The Rate will increase by (i) 75 basis points commencing with the date that is 90 days following the Closing Date, plus (ii) an additional 75 basis points upon each subsequent 90-day period. Interest on the Bridge Loans (excluding default interest, if any) shall not exceed the Total Cap (as defined in the Fee Letter), in each case, without giving effect to any default interest. Interest will be payable quarterly in arrears, on the Bridge Loan Maturity Date and on the date of any prepayment of the Bridge Loans. For amounts outstanding after the Bridge Loan Maturity Date, interest will be payable on demand at the default rate.

Default Rate:

During the continuance of a bankruptcy event of default or an event of default in the payment of any amount under the Bridge Facility, overdue amounts owed to Bridge Lenders shall bear interest at 2.00% per annum above the rate otherwise applicable thereto.

Closing Fees:	As set forth in the Fee Letter.

Optional Repayment:

The Bridge Loans may be repaid, in whole or in part, on a pro rata basis, at the option of the Borrower at any time, at a price equal to 100% of the principal amount thereof, plus all accrued and unpaid interest and fees to the date of repayment.

Mandatory Prepayments:

Subject to the Intercreditor Agreement, the Borrower will repay the Bridge Loans with the net proceeds from (i) any direct or indirect public offering or private placement of Notes or any other issuance or sale of (x) debt securities or equity securities of the

Borrower or a parent holding company of the Borrower or (y) debt securities of any of their subsidiaries, (ii) the incurrence of any other indebtedness for borrowed money (other than Revolving Loans under the Revolving Facility as in effect on the Closing Date and certain other limited exceptions to be mutually agreed upon) by the Borrower or any of their subsidiaries, (iii) sales of assets or any issuance or sales of equity of the Borrower, any parent holding company thereof or any subsidiary of the Borrower in excess of any amounts reinvested, and (iv) receipt of insurance or condemnation proceeds by the Borrower, a parent holding company of the Borrower or any of their subsidiaries in excess of any amounts reinvested, in each case, at 100% of the principal amount of the Bridge Loans repaid, plus accrued fees and all accrued and unpaid interest and fees to the date of the repayment.

Change of Control:

Each holder of the Bridge Loans will be entitled to require the Borrower, and the Borrower shall offer, to repay the Bridge Loans held by such holder, at a price of 100% of the principal amount thereof, plus all accrued fees and all accrued and unpaid interest to the date of repayment, upon the occurrence of a “change of control” (to be defined in the Bridge Documentation in a manner similar to the definition of such term contained in indentures governing similar high yield debt securities, as determined by the Lead Arranger, but excluding the Transactions; provided that, such definition shall include as permitted holders the direct and indirect equity holders of Holdings on the Closing Date and their affiliates (other than any portfolio companies controlled by such affiliates)).

4. COLLATERAL

Collateral:	As provided in Exhibit B to the Commitment Letter.

Intercreditor Agreement:	As provided in Exhibit B to the Commitment Letter.

5. CERTAIN CONDITIONS

Initial Conditions:

The incurrence of the Bridge Loans under the Bridge Facility on the Closing Date will be subject only to the applicable conditions precedent set forth in Section 6 of the Commitment Letter and Exhibit D to the Commitment Letter.

6. DOCUMENTATION

Representations and Warranties:	Consistent with Exhibit B to the Commitment Letter, with such changes and additions as are appropriate in connection with the Bridge Loans.

Covenants:

Consistent with Exhibit B to the Commitment Letter, with such changes and additions as are appropriate in connection with the Bridge Loans (it being understood that there shall be no financial maintenance covenant under the Bridge Documentation). In particular, the restricted payments (including prepayments of debt) and debt incurrence covenants will be more restrictive in connection with the Bridge Loans than the equivalent provisions for the Revolving Facility.

Events of Default:

Consistent with Exhibit B to the Commitment Letter, with such changes and additions as are customary in connection with the Bridge Loans; provided that the cross-default to the Revolving Facility shall only be to (i) payment, bankruptcy and other specified events of default to be mutually agreed upon and (ii) a cross acceleration to the Revolving Facility. The engagement of an investment bank other than an investment bank satisfactory to the Lead Arranger in its sole discretion in order to provide Permanent Instruments (as defined in the Fee Letter) shall be deemed an event of default.

Voting:

Amendments and waivers of the Bridge Documentation will require the approval of Bridge Lenders holding more than 50% of the aggregate principal amount of the Bridge Loans, Term Loans or Exchange Notes, as the case may be (the “Required Lenders”), except that (i) the consent of each Bridge Lender directly and adversely affected thereby (but not the Required Lenders and in the case of (i)(a), only the Bridge Lenders increasing their commitments shall be deemed directly and adversely affected thereby) shall be required with respect to, (a) increases in the amount or extensions of the expiration date of the commitment of such Bridge Lender, (b) reductions of principal, interest or fees (including any prepayment fee) owed to such Bridge Lender (other than any waivers or extensions of mandatory prepayments or a waiver, extension or reduction in any default interest), (c) reductions in the amount or extensions of the final maturity of any Bridge Loan, Term Loan or Exchange Note, as the case may be, or the reduction of the non-call period for any Exchange Note, as applicable, (d) “waterfall”, pro rata sharing and pro rata payment provisions (with any Bridge Lender declining payment or reducing a payment made to them being “directly and adversely affected”) and (e) modifications to the assignment provisions of the Bridge Documentation that further restrict assignments thereunder; and (ii) the consent of all Bridge Lenders shall be required with respect to (a) releases of all or substantially all of the value of the Guarantors or all or substantially all of the Collateral, in each case, except as otherwise permitted, (b) reductions in voting thresholds, (c) alterations of (or additions to) the restrictions on the ability of

Bridge Lenders to exchange Term Loans for Exchange Notes, (d) modification of the rights to exchange Term Loans into Exchange Notes or (e) except as expressly permitted, assignments by any Loan Party of its rights or obligations under the Bridge Facility.

Transferability:

Each holder of Bridge Loans will be free to (x) sell or transfer all or any part of its Bridge Loans to any third party with the consent of the Bridge Facility Administrative Agent (not to be unreasonably withheld) in compliance with applicable law (provided that such holder shall give prompt written notice to the Bridge Facility Administrative Agent and the Borrower of any such sale or transfer), (y) sell participations in all or a portion of the Bridge Loans (subject to customary voting restrictions), and (z) pledge any or all of the Bridge Loans in accordance with applicable law.

Yield Protection:	As provided in Exhibit B to the Commitment Letter.

Expenses and Indemnification:

If, but only if, the Closing Date occurs, the Borrower shall pay promptly following written demand (including documentation reasonably supporting such request) (a) all reasonable and documented out-of-pocket expenses of the Bridge Facility Administrative Agent and the Lead Arranger associated with the syndication of the Bridge Facility and the preparation, execution, delivery and administration of the Bridge Documentation and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one outside counsel to the Bridge Facility Administrative Agent, the Lead Arranger and the Bridge Lenders, taken as a whole and to the extent reasonably necessary one local counsel in each relevant jurisdiction) and (b) all reasonable and documented out-of-pocket expenses of the Bridge Facility Administrative Agent and the Lead Arranger and the Bridge Lenders (but limited, in the case of legal fees and expenses, to the fees, disbursements and other charges of one outside counsel to the Bridge Facility Administrative Agent and the Bridge Lenders, taken as a whole (and in the case of a conflict of interest, one additional counsel to the affected persons taken as a whole and to the extent reasonably necessary one local counsel in each relevant jurisdiction)) in connection with the enforcement of the Bridge Documentation or protection of rights thereunder.

If, but only if, the Closing Date occurs, the Bridge Facility Administrative Agent, the Lead Arranger and the Bridge Lenders (and their respective affiliates and their respective officers, directors, employees, advisors and agents) will be indemnified and held harmless against, any actual and direct losses (other than lost profits), claims, damages, liabilities or reasonable and documented out-of-pocket expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one outside counsel to the indemnified persons taken as a whole (and, in the case of a conflict of interest, one additional counsel to the affected indemnified persons, taken as a whole and to the extent reasonably necessary one local counsel in each relevant jurisdiction)) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except, in the case of any indemnified person, to the extent they arise from (i) the gross negligence, bad faith or willful misconduct of such indemnified person (or any of its Related Persons), in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (ii) the material breach of such indemnified person or material breach of the Bridge Documentation by such indemnified person (or any of its Related Persons) as determined in a final, non-appealable judgment of a court of competent jurisdiction, (iii) any disputes solely among indemnified persons (other than any claims against an indemnified person in its capacity or in fulfilling its role as the Bridge Facility Administrative Agent, a Lead Arranger or any similar role under the Bridge Facility) and not arising out of any act or omission of the Borrower or any of its affiliates, or (iv) entering into a settlement agreement related thereto without the written consent of the Borrower (which consent shall not to be unreasonably withheld or delayed) (for the avoidance of doubt, if settled with Borrower’s written consent, or if there is a final judgment for the plaintiff against an indemnified person in any proceeding, the Borrower shall indemnify and hold harmless each indemnified person to the extent and in the manner set forth above).

Governing Law and Forum:	New York.

Counsel to the Bridge Facility Administrative Agent and the Lead Arranger:	Paul Hastings LLP.

ANNEX I to EXHIBIT C

Term Loans

On the Bridge Loan Maturity Date, so long as no Conversion Default has occurred and is continuing, the outstanding Bridge Loans will be converted automatically into Term Loans. The Term Loans will be governed by the provisions of the Bridge Documentation and, except as expressly set forth below, will have the same terms as the Bridge Loans.

Maturity:	The Term Loans will mature on the fourth anniversary of the Bridge Loan Maturity Date.

Interest Rate:	The Bridge Loans will bear interest at a rate per annum equal to the Total Cap (as defined in the Fee Letter).

Notwithstanding the foregoing, during the continuance of a bankruptcy event of default or an event of default in the payment of any amount under the Bridge Documentation, overdue amounts owed to Bridge Lenders shall bear interest at 2.00% per annum above the rate otherwise applicable thereto and shall be payable on demand.

Change of Control:

Each holder of the Term Loans will be entitled to require the Borrower, and the Borrower shall offer, to repay the Term Loans held by such holder, at a price of 101% of the principal amount thereof, plus all accrued fees and all accrued and unpaid interest to the date of repayment, upon the occurrence of a “change of control” (to be defined in the Bridge Documentation in a manner similar to the definition of such term contained in indentures governing similar high yield debt securities, but excluding the Transactions); provided that, such definition shall include as permitted holders the direct and indirect equity holders of Holdings on the Closing Date and their affiliates (other than any portfolio companies controlled by such affiliates)).

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ANNEX II to EXHIBIT C

Exchange Notes

At any time on or after the Bridge Loan Maturity Date, upon five or more business days’ prior notice, the Term Loans may, at the option of any Bridge Lender, be exchanged for a principal amount of Exchange Notes equal to 100% of the aggregate principal amount of the Term Loans so exchanged (plus any accrued interest thereon not required to be paid in cash). The Borrower will issue Exchange Notes under an indenture (the “Indenture”) that complies with the Trust Indenture Act of 1939, as amended. The Borrower will appoint a trustee acceptable to the Bridge Lenders.

Maturity:	The Exchange Notes will mature on the fourth anniversary of the Bridge Loan Maturity Date.

Interest Rate:	Each Exchange Note will bear interest at a rate per annum equal to the Total Cap (as defined in the Fee Letter).

Interest will be payable in arrears semi-annually.

Notwithstanding the foregoing, during the continuance of a bankruptcy event of default or an event of default in the payment of any amount under the Bridge Documentation, overdue amounts owed to Bridge Lenders shall bear interest at 2.00% per annum above the rate otherwise applicable thereto and shall be payable on demand.

Transferability:

If the Term Loans are converted to Exchange Notes, the Borrower, upon request by any holder of such Exchange Notes or the Bridge Facility Administrative Agent, shall be required to ensure that such Exchange Notes are DTC-eligible.

Optional Redemption:

Exchange Notes will be non-callable until the first anniversary of the Bridge Loan Maturity Date (subject to a 35% “equity clawback” and a customary make-whole provision acceptable to the Lead Arranger). Thereafter, each Exchange Note will be callable at par plus accrued interest plus a premium equal to three-quarters of the coupon on such Exchange Note, which premium shall decline to zero on the date that is the third anniversary of the Bridge Loan Maturity Date.

Excess Cash Flow Offer:

For each fiscal year commencing with the fiscal year ending March 31, 2017, on the tenth (10th) business day following the delivery of its audited financials (or the date such audited financial statements were required to be delivered), the Borrower will be required to make an offer to purchase (an “Excess Cash Flow Offer”), to all holders of Exchange Notes to purchase at a purchase price equal to 100% of the principal amount thereof

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(plus accrued and unpaid interest), a principal amount of Notes equal to the greater of (x) $10.0 million and (y) 75% of the Borrower’s and its restricted subsidiaries’ excess cash flow (to be defined) for such fiscal year. Such offer shall be made in a manner similar to offers to purchase contained in indentures governing similar high yield debt securities.

Defeasance Provisions:	Customary defeasance provisions for offerings and transactions of this type.

Modification:	Customary modification provisions for offerings and transaction of this type.

Change of Control:

The Borrower will be required to repurchase the Exchange Notes following the occurrence of a “change of control” (to be defined in the Bridge Documentation in a manner similar to such term contained in indentures governing similar high yield debt securities, but excluding the Transactions; provided that, such definition shall include as permitted holders the direct and indirect equity holders of Holdings on the Closing Date and their affiliates (other than any portfolio companies controlled by such affiliates)) at 101% of the outstanding principal amount thereof.

Covenants:	The Indenture will include covenants similar to those contained in indentures governing similar high yield debt securities (but more restrictive in certain respects).

Events of Default:	The Indenture will provide for events of default similar to those contained in indentures governing similar high yield debt securities.

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EXHIBIT D

PROJECT RHOMBUS

Conditions

The availability of the Facilities shall be subject to the satisfaction or waiver by the Commitment Party of only the following conditions (subject to the Certain Funds Provision). Capitalized terms used but not defined in this Exhibit D have the meanings set forth in the letter to which this Exhibit D is attached or in Exhibits A, B or C thereto.

1.                                    The definitive documentation for the Revolving Facility (the “Revolving Facility Documentation”) and the definitive documentation for the Bridge Facility (the “Bridge Documentation”, and together with the Revolving Facility Documentation, the “Facilities Documentation”) shall have been executed and delivered by each of the Borrower and the Guarantors (which, for the avoidance of doubt, shall not include control agreements, landlord waivers, insurance deliverables or any mortgages and shall be subject to the Certain Funds Provision), and the Commitment Party shall have received:

(a)                               customary notices of borrowing;

(b)                              customary closing certificates and domestic legal opinions, domestic organizational charter documents of Loan Parties certified by appropriate public officials, good standing certificates in the jurisdiction of organization of Loan Parties, lien search results and resolutions of Loan Parties; and

(c)                               a certificate (substantially in the form of Annex I to this Exhibit D) from the chief financial officer (or other officer with reasonably equivalent duties) of the Borrower or Holdings certifying that the Borrower or Holdings and its subsidiaries, on a consolidated basis immediately after giving effect to the Transactions, are solvent.

2.                                    The Equity Contribution shall have been received in the manner described in Exhibit A to the Commitment Letter.

3.                                    On the Closing Date, after giving effect to the Transactions, none of Holdings, the Borrower or any of its restricted subsidiaries shall have any third party indebtedness for borrowed money other than the Facilities, the Notes and Permitted Surviving Debt.

4.                                    The Acquisition shall be consummated in all material respects in accordance with the Acquisition Agreement substantially concurrently with the initial funding of the Facilities (or the issuance of the Notes in lieu of the Bridge Facility) without any material amendment, waiver, modification or consent not consented to by the Administrative Agents and the Lead Arranger (each such consent not to be unreasonably withheld, delayed or conditioned) other than waivers, modifications, consents, or amendments, which would not be (in the aggregate) materially adverse to the interests of the Lenders or the Lead Arranger; provided further (i) increases in purchase price if funded with common equity or Qualified Preferred Equity shall not be deemed to be materially adverse to the interests of the Lenders or the Lead Arranger and shall not require the consent of the Administrative Agents or the Lead Arranger, (ii) decreases in purchase price of not more than 15% shall not be deemed to be materially adverse to the interests of the Lenders or the Lead Arranger and shall not require the consent of the Administrative Agents or the Lead Arranger if applied pro rata among the Bridge Facility and/or the Notes and the Equity Contribution; provided that in no event shall the aggregate amount of the Bridge Facility and/or the Notes be less than $250.0 million and (iii) any amendment, waiver, consent or other modifications to the definition of “Material Adverse Effect” set forth in the Acquisition Agreement shall be deemed materially adverse to the interests of the Lenders and the Lead Arranger.

5.                                    Since the date of the Acquisition Agreement, there shall not have occurred any change or event that constitutes a Material Adverse Effect (as defined in the Acquisition Agreement).

6.                                    The Lead Arranger shall have received (i) audited consolidated balance sheets and related statements of income and cash flows of the Company for the last three fiscal years ended at least 90 days prior to the Closing Date (it being understood and agreed that such audited consolidated financial statements have been delivered for the fiscal years ending March 31, 2015, March 31, 2014 and March 31, 2013), (ii) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each fiscal quarter of the Company (other than the fourth fiscal quarter) ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date and (iii) a pro forma consolidated balance sheet and related statements of income and cash flows of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days in case such period is the end of the Borrower’s fiscal year) prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred at the beginning of such period.

7.                                    (a)                               Jefferies shall have received, as soon as practicable and in no event later than 15 consecutive business days prior to the Closing Date, a customary printed preliminary offering memorandum (the “Preliminary Offering Memorandum”) relating to the issuance of the Notes that contains all financial statements, pro forma financial statements, business and other financial data required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in offering memoranda relating to high yield debt offerings pursuant to Rule 144A promulgated under the Securities Act and permitting the Lead Arranger to receive the customary comfort letters contemplated by paragraph 8 of this Exhibit D (subject to completion by such auditors of customary procedures relating thereto, including the receipt of customary representation letters), subject to customary exceptions for Rule 144A offering memoranda including that such offering memorandum shall not be required to include financial statements or information required by Rules 3-10 or 3-16 of Regulation S-X, Compensation Discussion and Analysis otherwise required by Regulation S-K Item 402(b) or other information customarily excluded from a Rule 144A offering memorandum (collectively, the “Required Information”). The Lead Arranger shall have been afforded a period of not less than 15 consecutive business days after delivery of such complete printed Preliminary Offering Memorandum to seek to place the Notes (such period, the “Required Marketing Period”); provided, that (1) the date of November 27, 2015 shall not be included in the calculation of the Marketing Period (but for the avoidance of doubt, the exclusion of such dates shall not restart the Marketing Period) and (2) if the Marketing Period shall not have concluded on or prior to December 18, 2015, it shall not commence until January 4, 2016.

(b)                              Notwithstanding the foregoing, the Required Marketing Period shall be deemed not to have commenced, if, prior to the completion of such 15 consecutive business day period, (A) any of the independent accountants that have audited the financial statements contained in the Preliminary Offering Memorandum shall have withdrawn its audit opinion with respect to any year-end audited financial statements set forth in the Preliminary Offering Memorandum, (B) the financial statements included in the Preliminary Offering Memorandum would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day beginning on the first day of such 15 consecutive business day period and ending on the pricing date of the Notes to permit a registration statement using such financial statements to be declared effective by the SEC on the pricing date of the Notes, in which case the Required Marketing Period shall not be deemed to commence until the receipt of updated financial information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC, or (C) Holdings or the Company shall have publicly announced any intention to restate any material financial information included in the Preliminary Offering Memorandum, in which case the Required Marketing Period shall be deemed not to commence unless and until such restatement has been completed.

8.                                    Each of the independent accountants that have audited the financial statements included in the Preliminary Offering Memorandum shall make available and have delivered to the Lead Arranger, no later than the delivery to the Lead Arranger of the Preliminary Offering Memorandum in accordance with preceding paragraph 7(a), a draft of a customary comfort letter with respect to the Acquired Business, including as to customary negative assurances, covering the financial statements and other financial data included or incorporated by reference in the Preliminary Offering Memorandum, which such auditors have confirmed they are prepared to issue at the pricing date of the Notes.

9.                                    The Administrative Agents shall have received, at least five business days prior to the Closing Date, all documentation and other information with respect to Borrower that is requested by each Administrative Agent at least ten business days prior to the Closing Date and is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

10.                            Payment of all fees and expenses due and payable to the Commitment Party and the Lenders required to be paid on the Closing Date from the proceeds of the initial funding under the Facilities for which invoices have been received by the Borrower at least two business days in advance.

11.                            The Specified Acquisition Agreement Representations and Specified Representations shall be true and correct in all material respects.

12.                            Subject to the Certain Funds Provision, (a) with respect to the Revolving Facility, all actions necessary to establish that the Revolving Facility Administrative Agent will have a perfected first priority security interest (subject to liens permitted under the Revolving Facility Documentation) in the Collateral under the Revolving Facility and (b) with respect to the Bridge Facility, all actions necessary to establish that the Bridge Facility Administrative Agent will have a perfected second priority security interest (subject to liens permitted under the Bridge Documentation) in the Collateral under the Bridge Facility; provided that, in the case of clauses

(a) and (b), only to the extent such Collateral (including the creation or perfection of any security interest) is required to be provided on the Closing Date.

Annex I to Exhibit D

FORM OF SOLVENCY CERTIFICATE

[•], _____

This Solvency Certificate is being executed and delivered pursuant to Section [•] of that certain [•]1 (the “Credit Agreement”); the terms defined therein being used herein as therein defined.

I, [•], the [chief financial officer/equivalent officer] of Holdings, solely in such capacity and not in an individual capacity, hereby certify that I am the [chief financial officer/equivalent officer] of Holdings and that I am generally familiar with the businesses and assets of Holdings and its Restricted Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of Holdings pursuant to the Credit Agreement.

I further certify, solely in my capacity as [chief financial officer/equivalent officer] of Holdings/, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions on the date hereof, that, (i) the sum of the debt (including contingent liabilities) of Holdings and its Restricted Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of Holdings and its Restricted Subsidiaries, taken as a whole; (ii) the capital of Holdings and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings or its Restricted Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) Holdings and its Restricted Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

[Remainder of page intentionally left blank]

1 Description of Credit Agreement to be inserted.

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IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
	Name:	[•]
	Title:	[•]

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